Exhibit 99.1

STAAR Surgical Retires Promissory Note Early
Company Now Essentially Debt Free

Monrovia, CA/June 23, 2010--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported that it has paid in full and retired the $5 million Senior Secured Promissory Note between the Company and Broadwood Partners, L.P.  The note, issued December 14, 2007, was due in full on December 14, 2010.

The borrowed funds were used to finance the Company’s purchase in early 2008 of the remaining interest in Canon Staar Co., Inc., a joint venture formed in 1988 to develop, manufacture and sell in Japan products using the Company’s technology.  Interest expense associated with this note during 2009 was approximately $700,000.  Cash paid out during this year for interest on the note was $800,000.  The prepayment of the Broadwood note will save approximately $175,000 in cash for the remainder of the current year.  The second quarter consolidated statement of operations will include a $300,000 non-cash write down of the remaining unamortized discount on the note. The total payment to Broadwood was approximately $5.3 million including accrued interest as of the date of the early payment.

“The early payment of the Broadwood note is another milestone toward our operational metric goal of strengthening our balance sheet and highlights the continued improved financial performance of STAAR Surgical,” said Barry G. Caldwell, President and CEO.  “Since the beginning of 2010, we have essentially eliminated all debt, retired all of our preferred shares outstanding and settled all litigation judgments. In total we have satisfied over $16 million of material obligations.  Having accomplished these balance sheet improvements during challenging global economic times further illustrates the significance of these financial milestones.  The only outstanding debt of the Company is a working line of credit in Japan.  We have no material liens or encumbrances on our assets.  As a result of our continued focus on core product line revenue growth, expanding margins and strong expense controls, we continue to be well positioned to generate cash from operations again this year as we did in 2009, as well as to achieve profitability.”

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 180,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at: www.staar.com or call 626-303-7902.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about future profitability, cash generation or growth in revenue, statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing, the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; the broad discretion of regulators in approving medical devices in our major markets, the willingness of surgeons and patients to adopt a new product and procedure; and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Barbara Domingo/Doug Sherk	Chris Gale
	415-896-6820	646-201-5431